CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Oppenheimer Global Multi Strategies Fund:

We consent to the use of our report dated July 26, 2017, with respect to the consolidated financial statements and financial highlights of Oppenheimer Global Multi Strategies Fund as of May 31, 2017, incorporated by reference herein, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

September 26, 2017